EXHIBIT 10.5

Board approved

November 18, 2004

Federal Home Loan Bank of Indianapolis

Directors’ Compensation and Travel Expense Reimbursement Policy

Effective January 1, 2005

Annual Fees

The annual fee schedule for 2005 shall be:

	Annual	Quarterly	Maximum Meeting Fee Reduction ($300 for each Board or Committee meeting missed, subject to the per day maximum specified below.)
Chair	$28,364.00	$7,091.00	Meeting Day 1	$900
Vice Chair	$22,692.00	$5,673.00	Meeting Day 2 & thereafter	$300
Director	$17,019.00	$4,254.75

Fees shall be paid in four installments: on or before March 31, 2005; on or before June 30,2005; on or before September 30, 2005; and on or before December 31, 2005, where a director is duly elected or appointed and in the position as of the last day of the quarter. Annual fees shall be adjusted automatically upon adjustment in the compensation limits set by the Finance Board based upon any increases in the Consumer Price Index for the previous year.

The quarterly installments for the annual fee shall be $7,091.00, $5,673.00, and $4,254.75 for the chair, vice chair and director, respectively. Quarterly fees will be subject to a $300 deduction for each daily board meeting missed and a $300 deduction for each committee meeting missed, subject to a first meeting day maximum reduction of $900, and for each meeting day thereafter, subject to a maximum reduction of $300 per day. (For further discussion, see section on Deduction for Missed Meetings below.)

In the event of voluntary resignation, removal, death, or disability during a quarter, the director or director’s estate shall be entitled to any unpaid portion of up to one-quarter of the applicable annual fee.

Payment shall be made to the director, the Bank’s director deferred compensation plan upon timely election, or to a director’s employer pursuant to the terms of the employer’s authorized charitable contribution plan.

Deduction for Missed Meetings

Preparation and attendance at board and committee meetings is assumed to be an integral part of each director’s duties and as such, is included in the above fee amounts. However, to ensure

Board approved

November 18, 2004

attendance at the board meetings and committee meetings, a deduction from the quarterly payments will be made for missed meetings1. For each board meeting (as measured per day) missed by a director in any quarter, a fee of $300 will be deducted from the payment of the fee for the quarter in question. For each committee meeting missed by a director, who is a board designated member of such committee, a fee of $300 will be deducted from the payment of the fee for the quarter in question for each committee meeting missed. For each Board meeting, the reduction will be capped at $900 for meeting day one and $300 per day maximum for each meeting day thereafter. For example, on day one of a meeting, the unexcused absence from the Board meeting and three committee meetings would result in a $1200 reduction, but is capped at a first day $900 maximum fee reduction; On Board meeting day 3, absence at the Board meeting and two committee meetings would result in a $300 fee reduction for that day.

Excessive Absenteeism

1.	If a director misses all meetings in two consecutive quarters, the fee for that second quarter will not be paid. If after missing two consecutive quarters, a director once again starts attending, the quarterly fee shall be suspended for the remainder of the director’s term, and the director shall be paid a per meeting fee, for each scheduled board and committee meeting attended by the director thereafter. The daily meeting fee shall be the regular annual meeting fee divided by the number of board meeting days and committee meetings (for committees of which the director is a member) in a year. However, in no event will the fee paid to such a director for a quarter exceed the scheduled quarterly installment.

2.	If a director misses more than 50% but less than all of the scheduled meetings in two consecutive quarters, then thereafter: (a) if the director misses more than 50% of the scheduled meetings in any quarter, the director’s fee shall be equal to the lesser of (i) the quarterly fee minus any deductions for meetings missed or (ii) the per meeting fee for each board meeting day and committee meeting attended; or (b) if the director misses 50% or less of the scheduled meetings in each quarter thereafter, the director’s fee shall be equal to the greater of (i) the quarterly fee minus any deductions for meetings missed or (ii) the per meeting fee for each board meeting day and committee meeting attended, provided that in no event will the fee exceed the originally scheduled quarterly fee.

[1]	Meetings considered to be official Bank business for which a board member is responsible for attending will be established as part of the Board’s schedule for the next year and is limited to pre-scheduled board meetings and pre-scheduled committee meetings for which the director is a member of the committee. Any meetings not scheduled in the prior year (such as additional or rescheduled board and committee meetings, telephonic conference calls, and System director meetings), will not be included in the definition and therefore no deduction will be made if these meetings are missed. Any meetings missed due to the director attending other official Bank business meetings (including meetings called by the Federal Housing Finance Board, the Council of Federal Home Loan Banks, industry, or other outreach events representing the Bank which is pre-approved by the President-CEO or Corporate Secretary), flight delays, or meeting cancellations by the Bank due to inclement weather or for other circumstances beyond a director’s control (not including illness) will not be included in the meetings definition. Where practical, the absent director will try to attend via conference telephone. Member marketing meetings, regular industry trade meetings not addressing Bank business, Council of FHLBank meetings, and director orientation meetings are not included in this meeting definition, and these missed meetings will not result in the $300 per missed meeting fee reduction

Board approved

November 18, 2004

3.	If a director misses all meetings in a year, all fees paid to the director shall be refunded to the Bank by the director, and no additional fees shall be paid.

Board approved

November 18, 2004

4.	This policy is not intended to address director eligibility and attendance, but directors having routine, unexcused absences will be referred by the Board of Directors to the Federal Housing Finance Board for possible resignation, suspension or removal under applicable law.

Travel Expense Reimbursement

Travel expense reimbursement will be provided for board meetings, committee meetings, director orientation, other director events scheduled concurrently with board meetings, Federal Housing Finance Board System meetings, Council of Federal Home Loan Bank meetings, Community Investment Conference meetings, or Bank marketing meetings. Travel expenses include reasonable transportation, food, hotel expenses, and reasonable long-distance charges.

Expense Procedures

1.	No gift or entertainment expenses initiated by a director shall be reimbursed without being prearranged by the Bank.

2.	To qualify for reimbursement, all eligible expenses incurred must be submitted for payment to the Bank within 12 months of the date that the expenses were incurred. This requirement may be waived, at the discretion of the Senior Vice President-CFO or by the Senior Vice President-Controller, in the event of an error or omission.

Air Travel and First Class

1.	The Bank will pay the direct common carrier expense (as defined in paragraph 3 below) for a director between the director’s residence and the site of a Bank function and the return. The actual cost of private air travel will not be reimbursed, but the equivalent direct common carrier expense (as defined in paragraph 3 below) may be substituted.

2.	If a director’s non-Bank activity requires a route to attend a Bank function which originates or terminates in a location other than the place of residence, the Bank will reimburse the director an amount equal to the direct common carrier expense from the director’s location to the location of the Bank function and then to the director’s next intended destination (without regard to stops named as temporary layovers), subject to a limit of an amount not to exceed two times the direct common carrier expense to the board meeting location and from the director’s residence and return to his residence.

3.	The “direct common carrier expense” shall be the regular market-rate coach or first-class fare as applicable, and should be documented by the director submitting an expense report. Travel scheduling affecting the direct common carrier expense shall be reasonable, given the timing of the meetings. First-class expenses should be pre-approved and are not generally reimbursed, unless required due to scheduling, business necessity, or where the length of flight is over 1.5 hours in duration, including layovers.

Board approved

November 18, 2004

Spouse/caregiver Travel

Expenses of a director’s spouse or caregiver may be reimbursed in accordance with the Travel Expense Policy subject to a limit of two travel events per year. Spousal entertainment expenses incidental to the hotel property or event are permitted where prearranged by the Bank, subject to two travel events per year. Income tax reporting will be made by the Bank as required by law, on spousal/caregiver travel if the spouse or caregiver attends the event without a bona fide Bank business purpose.

Issues of Interpretation

Unless expressly provided herein or in 12 CFR Part 918 (as amended), the Bank’s current Travel Policy as contained in the Employee Manual shall control with respect to the travel expense reimbursement. The Federal Housing Finance Board’s former Director Travel Policy (FHFB Resolution 93-12) is superseded, but may be used as non-binding precedent should issues of interpretation arise. The Senior Vice President-CFO and Senior Vice President-Controller are authorized, in their respective reasonable discretion, to interpret the provisions of the policy and to address situations not anticipated by the policy, consistent with the requirements set forth in the statute or the regulations promulgated by the Federal Housing Finance Board.

Human Resources Committee Annual Review

The Human Resources Committee shall annually review this policy and shall submit its recommendation to the board for approval no later than the last regularly scheduled meeting of the board for the year.

CC:	Milton Miller
Paul Weaver
Becky Harter
Mike Barker
Teresa Butler
Carmen Hendrixson
Policy Notebook
Board Travel Policy file
Director / Staff Portal